Exhibit 99.1

FOR IMMEDIATE RELEASE:

 MedCAREERS GROUP, INC. Enters Into Letter of Intent To Acquire
Nurse Staffing Company – Result of Strategic Alliance With PHP

Atlanta, GA – May 10, 2010 — MedCAREERS GROUP, Inc. (the “Company”) (OTCBB: MCGI)   MedCAREERS Group, Inc. today announced that it has entered into a letter of intent to acquire a nurse staffing company located in the Southeast.  The acquisition target has annual revenues of approximately $3.9 million and has an operating cash flow of approximately $180,000 per year.  The transaction is structured as an asset purchase and is subject to due diligence, financing, and completion of definitive documentation.  The purchase price for the assets is approximately $500,000 with 50% of the purchase price being financed over time by the sellers.

MedCAREERS Group, Inc. CEO Bryan Crutchfield commented that:  “This is the first of many targets we expect to pursue through our new alliance with PHP.  The staffing business is very scalable so as long as we can add profitable companies to the mix, the staffing division should be profitable and add value to MCGI.”

Also commenting on the announced targeted acquisition, Chris Eales, President of PHP added:  “This acquisition is one that PHP has known of for a while.  Although it appears small based on current revenue levels, I believe there are opportunities to expand this business quickly, which makes it attractive.”

About MedCAREERS GROUP, Inc.:

MedCAREERS GROUP, Inc.’s  (www.medcareersgroup.com) mission is to become a leader in the healthcare career arena with a focus on the healthcare professional.  MedCAREERS Group’s goal is to build itself into a complete resource for the healthcare professional with an emphasis and understanding of what healthcare professionals need as a resource to assist them in maximizing their careers.  MedCAREERS Group aims to be the "go to" place for the healthcare professional community.  MedCAREERS Group intends to offers easy, comprehensive solutions and information that is exclusively healthcare related.

This press release may contain forward-looking statements, including information about management’s view of the Company’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of the Company, and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents the Company files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results. The forward-looking statements included in this press release are made only as of the date hereof. The Company cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, the Company undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by the Company.

Company & Investor Relations Contact:

Investor Relations Department
1-888-789-4254
ir@medcareersgroup.com

www.medcareersgroup.com